File No. 333-_______

As filed with the Securities and Exchange Commission on August 3, 2011

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HUDSON HIGHLAND GROUP, INC.
(Exact name of Registrant as specified in its charter)
Delaware	59-3547281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
560 Lexington Avenue
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

HUDSON HIGHLAND GROUP, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT
HUDSON HIGHLAND GROUP, INC. STOCK OPTION AGREEMENT
(Full title of the plan)
Latham Williams	Copy to:
Senior Vice President, Legal Affairs and Administration,	Benjamin F. Garmer, III
Corporate Secretary	John K. Wilson
Hudson Highland Group, Inc.	Foley & Lardner LLP
560 Lexington Avenue	777 East Wisconsin Avenue
New York, New York 10022	Milwaukee, Wisconsin 53202
(212) 351-7300	(414) 271-2400
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered (1)	Per Share	Offering Price	Registration Fee

Common Stock, par value $.001 per share	500,000 shares (2)	$6.01 (3)	$3,005,000.00 (3)	$348.88

Preferred Share Purchase Rights	500,000 rights	(4)	(4)	(4)

(1)
This registration statement covers 100,000 shares of common stock (“Common Stock”) and preferred share purchase rights of Hudson Highland Group, Inc. (the “Company”) issuable to Manuel Marquez upon vesting of the 100,000 restricted stock units awarded by the Company to Mr. Marquez pursuant to the Restricted Stock Unit Award Agreement, dated as of May 13, 2011, between the Company and Mr. Marquez (the “Restricted Stock Unit Agreement”) and 400,000 shares of Common Stock and preferred share purchase rights issuable to Mr. Marquez upon the exercise of the options to purchase 400,000 shares of Common Stock awarded by the Company to Mr. Marquez pursuant to the Stock Option Agreement, dated as of May 13, 2011, between the Company and Mr. Marquez (the “Stock Option Agreement”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock and preferred share purchase rights that may become issuable in accordance with the adjustment and anti-dilution provisions of the Restricted Stock Unit Agreement and the Stock Option Agreement.

(3)
Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on July 27, 2011.

(4)	The value attributable to the preferred share purchase rights is reflected in the market price of the Common Stock to which the rights are attached.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Hudson Highland Group, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)           The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011;

(c)           The Company’s Current Reports on Form 8-K dated January 11, 2011, February 8, 2011, February 22, 2011, March 7, 2011 and April 28, 2011;

(d)           The description of the Company’s common stock contained in the Company’s Form 10, including any amendment or report filed for the purpose of updating such description; and

(e)           The description of the Company’s preferred share purchase rights contained in the Form 8-A, dated February 3, 2005, registering such preferred share purchase rights under the Exchange Act including any amendment or report updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings.  Section 145 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful.  Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings).  In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the full extent permitted by applicable law.  Under the provisions of the Registrant’s Amended and Restated By-laws, the Registrant is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law.  Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit.  However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duties.  This provision eliminates each director’s liability to the Registrant or its stockholders, for monetary damages except (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Registrant maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 3, 2011.

HUDSON HIGHLAND GROUP, INC.

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 3, 2011.

	SIGNATURE	TITLE

	/s/ Manuel Marquez	Chairman and Chief Executive Officer
	Manuel Marquez	(Principal Executive Officer)

	/s/ Mary Jane Raymond	Executive Vice President and
	Mary Jane Raymond	Chief Financial Officer
(Principal Financial Officer)

	/s/ Frank P. Lanuto	Senior Vice President, Corporate Controller
	Frank P. Lanuto	(Principal Accounting Officer)

	*	Director
Jon F. Chait

	*	Director
Robert B. Dubner

	*	Director
John J. Haley

	*	Director
Jennifer Laing

	*	Director
David G. Offensend

	*	Director
Richard J. Stolz

*By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Attorney-in-Fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1
Hudson Highland Group, Inc. Restricted Stock Unit Award Agreement, dated May 13, 2011, between Hudson Highland Group, Inc. and Manuel Marquez (incorporated by reference to Attachment A to Exhibit 10.1 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated March 7, 2011 (File No. 0-50129)).

4.2
Hudson Highland Group, Inc. Stock Option Agreement, dated May 13, 2011, between Hudson Highland Group, Inc. and Manuel Marquez (incorporated by reference to Attachment B to Exhibit 10.1 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated March 7, 2011 (File No. 0-50129)).

4.3
Amended and Restated Certificate of Incorporation of Hudson Highland Group, Inc. (incorporated by reference to Exhibit 3.1 to Hudson Highland Group, Inc.’s Registration Statement on Form 10 filed March 14, 2003 (file No. 0-50129)).

4.4
Certificate of Designations of the Board of Directors Establishing the Series and Fixing the Relative Rights and Preferences of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated February 2, 2005 (File No. 0-50129)).

4.5
Amended and Restated By-laws of Hudson Highland Group, Inc. (incorporated by reference to Exhibit 3.1 to Hudson Highland Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-50129)).

4.6
Rights Agreement, dated as of February 2, 2005, between Hudson Highland Group, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A of Hudson Highland Group, Inc. dated February 3, 2005 (File No. 0-50129)).

4.7
Loan and Security Agreement, dated as of August 5, 2010, by and among Hudson Highland Group, Inc. and each of its subsidiaries that are signatories thereto, as Borrowers, the lenders that are signatories thereto, as Lenders, and RBS Business Capital, a division of RBS Asset Finance, Inc., as Agent (incorporated by reference to Exhibit 4.1 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated August 3, 2010 (File No. 0-50129)).

4.8
Receivables Finance Agreement, dated as of August 3, 2010, by and between Hudson Global Resources (Aust) Pty Limited and Commonwealth Bank of Australia (incorporated by reference to Exhibit 4.2 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated August 3, 2010 (File No. 0-50129)).

4.9
Receivables Finance Facility Offer Letter, accepted as of August 3, 2010, from Commonwealth Bank of Australia to Hudson Global Resources (Aust) Pty Limited (incorporated by reference to Exhibit 4.3 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated August 3, 2010 (File No. 0-50129)).

4.10
Letter of Approval, accepted as of August 3, 2010, from Commonwealth Bank of Australia to Hudson Global Resources (Aust) Pty Limited (incorporated by reference to Exhibit 4.4 to Hudson Highland Group, Inc.’s Current Report on Form 8-K dated August 3, 2010 (File No. 0-50129)).

4.11
Letter of Variation, dated June 9, 2011, between Hudson Global Resources (Aust) Pty Limited and Commonwealth Bank of Australia (incorporated by reference to Exhibit 4.1 to Hudson Highland Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-50129)).

5	Opinion of Foley & Lardner LLP.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Powers of Attorney.